Subject to Completion Preliminary Term Sheet dated February 4, 2020

Filed Pursuant to Rule 433
 Registration Statement No. 333-233663
(To Prospectus dated December 16, 2019,
Prospectus Supplement dated December 16, 2019 and
Product Supplement EQUITY INDICES LIRN-1 dated
December 16, 2019)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	February , 2020 February , 2020 February , 2024
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket

•                  Maturity of approximately 4 years

•                  1.4-to-1 upside exposure to increases in the Basket, subject to a capped return of [54.50% to 60.50%]

•                  1-to-1 downside exposure to decreases in the Basket beyond a 10.00% decline, with up to 90.00% of your principal at risk

•                  The Basket will be comprised of the S&P 500® Index, the EURO STOXX 50® Index, the Russell 2000® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index®, the S&P®/ASX 200 Index, and the Hang Seng® Index. The S&P 500® Index will be given an initial weight of 60.00%, the EURO STOXX 50® Index will be given an initial weight of 12.00%, the Russell 2000® Index will be given an initial weight of 10.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index will be given an initial weight of 6.00%, each of the Swiss Market Index® and the S&P®/ASX 200 Index will be given an initial weight of 2.25%, and the Hang Seng® Index will be given an initial weight of 1.50%

•                  All payments occur at maturity and are subject to the credit risk of Canadian Imperial Bank of Commerce

•                  No periodic interest payments

•                  In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”

•                  Limited secondary market liquidity, with no exchange listing

•                  The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada, or any other jurisdiction

The notes are being issued by Canadian Imperial Bank of Commerce (“CIBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY INDICES LIRN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.385 and $9.624 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-31 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.25	$
Proceeds, before expenses, to CIBC	$ 9.75	$

(1)       For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.20 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

February    , 2020

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

Summary

The Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February  , 2024 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada or any other jurisdiction or secured by collateral. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC.  The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the global equity index basket described below (the “Basket”), is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket will be comprised of the S&P 500® Index, the EURO STOXX 50® Index, the Russell 2000® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index®, the S&P®/ASX 200 Index, and the Hang Seng® Index (each, a “Basket Component”). On the pricing date, the S&P 500® Index will be given an initial weight of 60.00%, the EURO STOXX 50® Index will be given an initial weight of 12.00%, the Russell 2000® Index will be given an initial weight of 10.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index will be given an initial weight of 6.00%, each of the Swiss Market Index® and the S&P®/ASX 200 Index will be given an initial weight of 2.25%, and the Hang Seng® Index will be given an initial weight of 1.50%.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our pricing models. The initial estimated value as of the pricing date will be based on our internal funding rate on the pricing date, market conditions and other relevant factors existing at that time, and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-31.

Terms of the Notes		Redemption Amount Determination
Issuer:	Canadian Imperial Bank of Commerce (“CIBC “)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 4 years
Market Measure:

A global equity index basket comprised of the S&P 500® Index (Bloomberg symbol: “SPX”), the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the Russell 2000® Index (Bloomberg symbol: “RTY”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the Swiss Market Index® (Bloomberg symbol: “SMI”), the S&P®/ASX 200 Index (Bloomberg symbol: “AS51”), and the Hang Seng® Index (Bloomberg symbol: “HSI”). Each Basket Component is a price return index.

Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:

The average value of the Basket on each calculation day during the Maturity Valuation Period, calculated as specified in “The Basket” on page TS-8 and “Description of LIRNs—Basket Market Measures—Ending Value of the Basket” on page PS-22 of product supplement EQUITY INDICES LIRN-1. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-22 of product supplement EQUITY INDICES LIRN-1.

Threshold Value:	90.00% of the Starting Value.
Participation Rate:	140%
Capped Value:	[$15.45 to $16.05] per unit, which represents a return of [54.50% to 60.50%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.25 per unit listed on the cover page and the hedging-related charge of $0.075 per unit described in “Structuring the Notes” on page TS-31.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

The terms and risks of the notes are contained in this term sheet and in the following:

▪                  Product supplement EQUITY INDICES LIRN-1 dated December 16, 2019:
https://www.sec.gov/Archives/edgar/data/1045520/000110465919073347/a19-25016_3424b5.htm

▪                  Prospectus supplement dated December 16, 2019:
https://www.sec.gov/Archives/edgar/data/1045520/000110465919073058/a19-24965_3424b2.htm

▪                  Prospectus dated December 16, 2019:
https://www.sec.gov/Archives/edgar/data/1045520/000110465919073027/a19-24965_1424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to CIBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

•      You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

•      You are willing to risk a substantial loss of principal and return if the value of the Basket decreases from the Starting Value to an Ending Value that is below the Threshold Value.

•      You accept that the return on the notes will be capped.

•      You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

•      You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

•      You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

•      You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

•      You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

•      You seek 100% principal repayment or preservation of capital.

•      You seek an uncapped return on your investment.

•      You seek interest payments or other current income on your investment.

•      You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

•      You seek an investment for which there will be a liquid secondary market.

•      You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values.

Capped Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 140%, the Threshold Value of 90% of the Starting Value, and a hypothetical Capped Value of $15.75 per unit (the midpoint of the Capped Value range of [$15.45 to $16.05]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Threshold Value of 90, the Participation Rate of 140%, a hypothetical Capped Value of $15.75 per unit and a range of hypothetical Ending Values.  The actual amount you receive and the resulting total rate of return will depend on the actual Capped Value and Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.00	-90.00%
50.00	-50.00%	$6.00	-40.00%
80.00	-20.00%	$9.00	-10.00%
90.00(1)	-10.00%	$10.00	0.00%
94.00	-6.00%	$10.00	0.00%
97.00	-3.00%	$10.00	0.00%
100.00(2)	0.00%	$10.00	0.00%
110.00	10.00%	$11.40	14.00%
120.00	20.00%	$12.80	28.00%
140.00	40.00%	$15.60	56.00%
141.08	41.08%	$15.75(3)	57.50%
150.00	50.00%	$15.75	57.50%
200.00	100.00%	$15.75	57.50%

(1)                     This is the Threshold Value.

(2)                     The Starting Value will be set to 100.00 on the pricing date.

(3)                     The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	90.00
Ending Value:	50.00
= $6.00 Redemption Amount per unit

Example 2
The Ending Value is 97.00, or 97.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	90.00
Ending Value:	97.00
Redemption Amount per unit = $10.00, the principal amount, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	110.00
= $11.40 Redemption Amount per unit

Example 4
The Ending Value is 160.00, or 160.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	160.00
= $18.40, however, because the Redemption Amount for the notes cannot exceed the hypothetical Capped Value, the Redemption Amount will be $15.75 per unit

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES LIRN-1, page S-1 of the prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪                  Depending on the performance of the Basket as measured shortly before the maturity date, you may lose up to 90% of the principal amount.

▪                  Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪                  Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Basket Components.

▪                  Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪                  Our initial estimated value of the notes will be lower than the public offering price of the notes. The public offering price of the notes will exceed our initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, all as further described in “Structuring the Notes” on page TS-31, are included in the public offering price of the notes.

▪                  Our initial estimated value does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value is only an estimate, which will be determined by reference to our internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the value of the Basket, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which MLPF&S, BofAS or any other party would be willing to buy notes from you in any secondary market transactions. Our estimated value does not represent a minimum price at which MLPF&S, BofAS or any other party would be willing to buy your notes in any secondary market (if any exists) at any time.

▪                  Our initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate to be used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and any secondary market prices of the notes.

▪                  A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪                  Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪                  Changes in the level of one of the Basket Components may be offset by changes in the levels of the other Basket Components. Due to the different Initial Component Weights, changes in the levels of some Basket Components will have a more substantial impact on the value of the Basket than similar changes in the levels of other Basket Components.

▪                  The index sponsors may adjust their respective Basket Components in a way that affects their levels, and have no obligation to consider your interests.

▪                  You will have no rights of a holder of the securities represented by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪                  While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the companies included in the Basket Components, except to the extent that the common stock of Bank of America Corporation (the parent company of MLPF&S and BofAS) is included in the S&P 500® Index and the common stock of HSBC Holdings plc (our parent company) is

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

included in the FTSE® 100 Index, we, MLPF&S, BofAS and our respective affiliates do not control any company included in any Basket Component, and have not verified any disclosure made by any other company.

▪                  Your return on the notes may be affected by factors affecting the international securities markets, specifically markets in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar, which you would have received if you had owned the securities included in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.

▪                  There may be potential conflicts of interest involving the calculation agent, which is BofAS.  We have the right to appoint and remove the calculation agent.

▪                  The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-26 of product supplement EQUITY INDICES LIRN-1.  For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Material Income Tax Consequences–Canadian Taxation” in the prospectus, as supplemented by the discussion under “Summary of Canadian Federal Income Tax Considerations” herein.

Additional Risk Factors

The notes are subject to risks associated with small-size capitalization companies.

The stocks composing the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES LIRN-1.

A “Market Measure Business Day” means a day on which:

(A)        each of the New York Stock Exchange and Nasdaq Stock Market, Inc. (as to the S&P 500® Index and the Russell 2000® Index), the Eurex (as to the EURO STOXX 50® Index), the London Stock Exchange (as to the FTSE® 100 Index), the Tokyo Stock Exchange (as to the Nikkei Stock Average Index), the SIX Swiss Exchange (as to the Swiss Market Index®), the Australian Stock Exchange (as to the S&P®/ASX 200 Index), and the Stock Exchange of Hong Kong (as to the Hang Seng® Index) (or any successor to the foregoing exchanges) are open for trading; and

(B)        the Basket Components or any successors thereto are calculated and published.

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section entitled “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of LIRNs—Basket Market Measures” beginning on page PS-20 of product supplement EQUITY INDICES LIRN-1.

If February 3, 2020 were the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
S&P 500® Index	SPX	60.00%	3,248.92	0.01846768	60.00
EURO STOXX 50® Index	SX5E	12.00%	3,661.27	0.00327755	12.00
Russell 2000® Index	RTY	10.00%	1,632.205	0.00612668	10.00
FTSE® 100 Index	UKX	6.00%	7,326.31	0.00081897	6.00
Nikkei Stock Average Index	NKY	6.00%	22,971.94	0.00026119	6.00
Swiss Market Index®	SMI	2.25%	10,664.95	0.00021097	2.25
S&P®/ASX 200 Index	AS51	2.25%	6,923.253	0.00032499	2.25
Hang Seng® Index	HSI	1.50%	26,356.98	0.00005691	1.50
				Starting Value	100.00

(1)         The actual closing level of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled “Description of LIRNs—Basket Market Measures—Determination of the Component Ratio for Each Basket Component” beginning on page PS-20 of product supplement EQUITY INDICES LIRN-1 if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise.

(2)         These were the closing levels of the Basket Components on February 3, 2020.

(3)         Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on February 3, 2020 and rounded to eight decimal places.

On each calculation day during the Maturity Valuation Period, the calculation agent will calculate the value of the Basket on such day by summing the products of (a) the closing level for each Basket Component on such day and (b) the Component Ratio for such Basket Component.  The Ending Value of the Basket will be the average value of the Basket on each calculation day during the Maturity Valuation Period. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of LIRNs—Basket Market Measures—Ending Value of the Basket” on page PS-22 of product supplement EQUITY INDICES LIRN-1.

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2010 through February 3, 2020.  The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2009, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Capped Leveraged Index Return Notes®	TS-9

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, each of S&P Dow Jones Indices LLC (“SPDJI”) with respect to the S&P 500® Index (the “SPX”) and the S&P®/ASX 200 Index (the “AS51”), STOXX Limited (“STOXX”) with respect to the EURO STOXX 50® Index (the “SX5E”), FTSE Russell with respect to the Russell 2000® Index (the “RTY”), FTSE International Limited (“FTSE”) with respect to the FTSE® 100 Index (the “UKX”), Nikkei Inc. (“Nikkei”) with respect to the Nikkei Stock Average Index (the “NKY”), the Geneva, Zurich, SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “SIX Exchange”), with respect to the Swiss Market Index® (the “SMI”), and HSI Services Limited (“HSIL”) with respect to the Hang Seng® Index (the “HSI”) (STOXX, FTSE, Nikkei, SPDJI, Six Exchange and HSIL together, the “index sponsors”). The index sponsors, which license the copyright and all other rights to the Basket Components, have no obligation to continue to publish, and may discontinue or suspend the publication of, the Basket Components. The consequences of the index sponsors discontinuing publication of the Basket Components are discussed in the section entitled “Description of LIRNs—Discontinuance of an Index” beginning on page PS-19 of product supplement EQUITY INDICES LIRN-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Basket Components or any successor indices.

The S&P 500® Index

General

The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The SPX is calculated, maintained and published by SPDJI.

Relevant criteria employed by SPDJI include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Eleven main groups of companies constitute the SPX, with the approximate percentage of the market capitalization of the SPX included in each group as of January 31, 2020 indicated in parentheses: Information Technology (24.2%); Health Care (13.8%); Financials (12.8%); Communication Services (10.5%); Consumer Discretionary (9.8%); Industrials (9.0%); Consumer Staples (7.2%); Energy (3.9%); Utilities (3.5%); Real Estate (3.0%); and Materials (2.5%). SPDJI may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above. As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the Global Industry Classification Sector (“GICS”) structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment subindustry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment subindustry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The GICS structure changes were effective for the Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and

Capped Leveraged Index Return Notes®	TS-10

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, by the total shares outstanding. As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX.  Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX.  If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the Index Committee in order to minimize turnover.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the SPX divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The SPX divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

SPX Maintenance

The SPX’s maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructuring or spinoffs.  Some corporate actions, such as stock splits and stock dividends require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the SPX divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. The SPX divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding and IWF due to its acquisition of another public company are made as soon as reasonably possible. At SPDJI’s discretion, de minimis merger and acquisition share changes are accumulated and implemented with the quarterly share rebalancing.

All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September, and December.

Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change.  IWF changes resulting from partial tender offers are considered on a case-by-case basis.

Capped Leveraged Index Return Notes®	TS-11

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

The following graph shows the daily historical performance of the SPX in the period from January 1, 2010 through February 3, 2020. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 3, 2020, the closing level of the SPX was 3,248.92.

Historical Performance of the S&P 500® Index

This historical data on the SPX is not necessarily indicative of the future performance of the SPX or what the value of the notes may be. Any historical upward or downward trend in the level of the SPX during any period set forth above is not an indication that the level of the SPX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SPX.

License Agreement

We and SPDJI have entered into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the SPX in connection with the issuance of the notes.

The license agreement between us and SPDJI provides that the following language must be stated in this document:

The SPX is a product of SPDJI, and has been licensed for use by us. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC; and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by us. The notes are not sponsored, endorsed, sold or promoted by SPDJI, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. SPDJI is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY

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DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The EURO STOXX 50® Index

The SX5E was created by STOXX, a wholly owned subsidiary of Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial index level of 1,000 at December 31, 1991. The SX5E is derived from the EURO STOXX Total Market Index (“TMI”) and covers 50 blue-chip stocks from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The SX5E is reported by Bloomberg under the ticker symbol “SX5E.”

Index Composition and Maintenance

The stocks in the represented Eurozone countries are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX TMI, which covers 95% of the free-float market capitalization of the represented Eurozone countries. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. The minimum liquidity criteria of the EURO STOXX TMI also applies to the selection of SX5E components.

The SX5E components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The composition of the SX5E is reviewed annually in September.  The review cut-off date is the last trading day of August.

The free-float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is subject to a “fast exit rule.” The index components are monitored for any changes based on the monthly selection list ranking (i.e., on an ongoing monthly basis). A component is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it ranked 75 or below on the selection list of the previous month. The highest-ranked stock that is not an index component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The SX5E is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (“IPO”) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated at the end of February, May, August or November and (b) it ranks within the “lower buffer” (ranks 1-25) on this selection list. If the stock is added, it replaces the smallest component stock in the SX5E.

The SX5E is also reviewed on an ongoing basis. Corporate actions (including IPOs, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the index composition are immediately reviewed. Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

A deleted stock is replaced immediately to maintain the fixed number of 50 component stocks.  If a stock is deleted in between regular review dates but is still a component of the EURO STOXX TMI, then the stock will remain in the SX5E until the next regular review.

Index Calculation

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index level can be expressed as follows:

Index =	Free float market capitalization of the Index Divisor of the Index

The “free float market capitalization of the Index” is equal to the sum of the product of the price, number of shares outstanding, free float factor, weighting cap factor and exchange rate from local currency to index currency, for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the index levels across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the SX5E or any successor to the SX5E. STOXX does not guarantee the accuracy or the completeness of the SX5E or any data included in the SX5E. STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the SX5E. STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SX5E or the manner in which the SX5E is applied in determining the amount payable on the notes at maturity.

Capped Leveraged Index Return Notes®	TS-13

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

The following graph shows the daily historical performance of the SX5E in the period from January 1, 2010 through February 3, 2020. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 3, 2020, the closing level of the SX5E was 3,661.27.

Historical Performance of the EURO STOXX 50® Index

This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SX5E.

License Agreement

We have entered into an agreement with STOXX providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the SX5E, which is owned and published by STOXX, in connection with certain securities, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically, STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E; the accuracy or completeness of the SX5E and its data; and the merchantability and the fitness for a particular purpose or use of the SX5E and its data. STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data. Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur. The licensing agreement between us and STOXX is solely for our benefit and the benefit of STOXX and not for the benefit of the owners of the notes or any other third parties.

Capped Leveraged Index Return Notes®	TS-14

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

The Russell 2000® Index

The RTY is one of the Russell U.S. indices, which is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the RTY are the middle 2,000 of the companies that form the Russell 3000ETM Index, which is composed of the 4,000 largest U.S. companies as determined by total market capitalization and represents approximately 99% of the U.S. equity market. The RTY is reported by Bloomberg L.P. under the ticker symbol “RTY.”

Defining Eligible Securities

All companies that are determined to be part of the U.S. equity market under FTSE Russell’s country-assignment methodology are included in the Russell U.S. indices. If a company is incorporated in, has a stated headquarters location in, and also trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), the company is assigned to the equity market of its country of incorporation. If any of the three do not match, FTSE Russell then defines three Home Country Indicators (“HCI”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by two-year average daily dollar trading volume from all exchanges within a country. Using the HCIs, FTSE Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of the company’s assets matches any of the HCIs, then the company is assigned to its primary asset location. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary location of the company’s revenues for the same cross-comparison and will assign the company to the appropriate country in a similar fashion.  FTSE Russell uses an average of two years of assets or revenue data for analysis to reduce potential turnover. If conclusive country details cannot be derived from assets or revenue, FTSE Russell assigns the company to the country where its headquarters are located unless the country is a Benefit Driven Incorporation (“BDI”) country; in which case, the company will be assigned to the country of its most liquid stock exchange. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. If a company is designated as a Chinese “N Share,” it will not be considered for inclusion within the Russell U.S. indices.  An “N Share” company is controlled by mainland Chinese entities, companies or individuals.  It must be incorporated outside of China and traded on the New York Stock Exchange, the Nasdaq exchange or the NYSE American with a majority of its revenues or assets derived from the People’s Republic of China.

All securities eligible for inclusion in Russell U.S. indices must trade on an eligible U.S. exchange. The eligible U.S. exchanges are: BATS, IEX, NYSE, NYSE American, Nasdaq and ARCA. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion, including securities for which prices are displayed on the FINRA ADF.

Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts are not eligible for inclusion in the Russell U.S. indices. Royalty trusts, U.S. limited liability companies, closed-end investment companies, blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. indices. Business development companies, exchange traded funds and mutual funds are also excluded.

If an eligible company trades multiple share classes, FTSE Russell will review each share class independently for U.S. index inclusion. Stocks must trade at or above $1.00 (on its primary exchange) on the rank day in May of each year to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing index member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the 30 days prior to the rank date is equal to or greater than $1.00. If an existing index member does not trade on the rank day in May, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible. An initial public offering added during the quarterly IPO process is considered a new index addition and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the IPO eligibility period in order to qualify for index inclusion. Companies with a total market capitalization of less than $30 million are not eligible for inclusion in the Russell U.S. indices. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell U.S. indices.

Annual Reconstitution

Annual reconstitution is the process by which all Russell indices are completely rebuilt. Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment. Companies may get bigger or smaller over time, or periodically undergo changes in their style characteristics. Reconstitution ensures that the companies continue to be correctly represented in the appropriate Russell indices.

Capped Leveraged Index Return Notes®	TS-15

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

On the rank day in May each year (timetable is announced each spring), all eligible securities are ranked by their total market capitalization. Total market capitalization is determined by multiplying total outstanding shares by the last price traded on the primary exchange on the rank day in May.  All share classes for a company, including unlisted shares, are aggregated and considered total shares outstanding.

Reconstitution occurs on the last Friday in June. However, at times this date is too proximal to exchange closures and abbreviated exchange trading schedules when market liquidity is exceptionally low.  In order to ensure proper liquidity in the markets, when the last Friday in June falls on the 29th or 30th, reconstitution will occur on the preceding Friday.

Eligible IPOs are added to the Russell U.S. indices quarterly to ensure that new additions to the institutional investing opportunity set are reflected in the representative indices. FTSE Russell focuses on IPOs each quarter because it is important to reflect market additions between reconstitution periods.  Companies filing an initial public offering registration statement (or the local equivalent when outside the United States) and listing with the same quarter on an eligible U.S. exchange are reviewed for eligibility regardless of previous trading activity (exceptional or unique events may induce extraordinary treatment which will be communicated appropriately); a one month window is used to ensure that companies submitting the requisite filings just outside of the quarter are not excluded from eligibility. Companies currently trading on foreign exchanges or OTC markets will be reviewed for eligibility if: (1) the company files an initial public offering statement for an eligible U.S. exchange; (2) the offering is announced to the market and confirmed by FTSE Russell’s vendors as an IPO; and (3) the security is not currently a member of the Russell Global Index (eligibility and country assignment are reviewed at reconstitution).

Capitalization Adjustments

After membership is determined, a security’s shares are adjusted to include only those shares available to the public, which is often referred to as “free float.” The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in the Russell U.S. indices by their available (also called “float-adjusted”) market capitalization, which is calculated by multiplying the primary closing price by the available shares. Adjustments to shares are reviewed at reconstitution, during quarterly update cycles and for corporate actions such as mergers.

Certain types of shares are considered restricted and removed from total market capitalization to arrive at free float or available market capitalization, such as shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments), shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated, and shares with high shareholding concentration, etc.

Corporate Action-Driven Changes

FTSE Russell defines a corporate action as an action on shareholders with a prescribed ex-date (e.g., rights issue, special dividend, stock split). The share price and indexes in which the company is included will be subject to an adjustment on the ex-date. This is a mandatory event. FTSE Russell defines a corporate event as a reaction to company news (event) that might impact the index depending on the index rules. FTSE Russell applies corporate actions and events to its indexes on a daily basis. Depending upon the time an action is determined to be final, FTSE Russell will either (1) apply the action before the open on the ex-date, or (2) apply the action providing appropriate notice, referred to as “delayed action.”

For merger and spin-off transactions that are effective between rank day in May and the Friday prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action. For corporate events that occur during the final week of reconstitution (during which reconstitution is finalized Friday after U.S. market close), market capitalizations and memberships will not be reevaluated. Non index members that have been considered ineligible as of rank day will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date.

If a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, FTSE Russell evaluates the additional share class for separate index membership. The new share class will be deemed eligible if the market capitalization of the distributed shares meets minimum size requirement (above the minimum market capitalization breakpoint defined as the smallest member of the Russell 3000E Index from previous rebalance, adjusted for performance to date.) Index membership of additional share classes that are added due to corporate actions will mirror that of the pricing vehicle, as will style and stability probabilities. If the distributed shares of an additional share class do not meet eligibility requirements, they will not be added to the index (the distributed shares may be added to the index temporarily until they are settled and listed to enable index replication).

“No Replacement” Rule: Securities that leave a Russell U.S. index for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in a Russell U.S. index over the year will fluctuate according to corporate activity.
To maintain representativeness and maximize the available investment opportunity for index managers, the Russell U.S. indices are reviewed quarterly for updates to shares outstanding and to free floats used within the index calculation. The changes are implemented quarterly, on the third Friday of the month (after the close). The June reconstitution will continue to be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th, when reconstitution will occur on the Friday prior).

Capped Leveraged Index Return Notes®	TS-16

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

The following graph shows the daily historical performance of the RTY in the period from January 1, 2010 through February 3, 2020. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 3, 2020, the closing level of the RTY was 1,632.205.

Historical Performance of the Russell 2000® Index

This historical data on the RTY is not necessarily indicative of the future performance of the RTY or what the value of the notes may be. Any historical upward or downward trend in the level of the RTY during any period set forth above is not an indication that the level of the RTY is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the RTY.

License Agreement

We have entered into a non-exclusive license agreement with FTSE Russell whereby we, in exchange for a fee, are permitted to use the RTY and its related trademarks in connection with certain securities, including the notes.

The license agreement between FTSE Russell and us provides that the following language must be set forth when referring to any FTSE Russell indexes or the FTSE Russell trademarks in this term sheet:

“‘Russell 2000® Index’ and ‘Russell 3000® Index’ are trademarks of FTSE Russell and have been licensed for use by CIBC. The notes are not sponsored, endorsed, sold, or promoted by FTSE Russell and FTSE Russell makes no representation regarding the advisability of investing in the notes.

The notes are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in these notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the notes upon which the RTY is based. FTSE Russell’s only relationship to CIBC and its affiliates is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY which is determined, composed and calculated by FTSE Russell without regard to CIBC and its affiliates or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CIBC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

Capped Leveraged Index Return Notes®	TS-17

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

The FTSE® 100 Index

The UKX is a market-capitalization weighted index calculated, published and disseminated by FTSE Russell. The UKX is designed to measure the composite performance of the 100 largest UK-listed blue chip companies that pass screening for size and liquidity traded on the London Stock Exchange Group plc (the “LSE”). The UKX was launched on January 3, 1984 and has a base date of December 30, 1983. The UKX is reported by Bloomberg under the ticker symbol “UKX.”

Index Composition

Only equity shares that are “premium listed,” as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, which have been admitted to trading on the London Stock Exchange with a Sterling denominated price are eligible for inclusion in the UKX.  All securities in the index universe are assigned a nationality.  Only companies assigned UK nationality are eligible for inclusion in the UKX.

Eligible securities are required to pass the following screens before being added to the UKX:

•                  Price: there must be an accurate and reliable price for the purposes of determining the market value of a company.

•                  Minimum voting rights: companies are required to have greater than 5% of the company’s voting rights in the hands of unrestricted shareholders.

•                  Investability weightings: constituents of the UKX are adjusted for free float.  Free float is calculated using available published information rounded to 12 decimal places. Companies with a free float of 5% or below are excluded from the UKX. To be eligible for inclusion in UKX, a security must have a minimum free float of 25% if the issuing company is UK incorporated and 50% if it is non-UK incorporated.

•                  Liquidity: stocks are screened using the median daily volume for each security calculated as a percentage of the shares in issue for that day adjusted for by the free float at the end of the month:

o                 Securities which do not turnover at least 0.025% of their shares in issue (after the application of any investability weightings) based on their monthly median for at least ten of the twelve months prior to the annual index review, will not be eligible for inclusion in the UKX until the next annual review.

o                 An existing constituent which does not turnover at least 0.015% of its shares in issue (after the application of any investability weightings) based on its monthly median per month for at least eight of the twelve months prior to the annual index review will be removed and will not be eligible for inclusion in the UKX until the next annual review.

o                 New issues which do not have a twelve month trading record must have a minimum 20 day trading record when reviewed. They must turnover at least 0.025% of their shares in issue (after the application of any investability weightings) based on their monthly median each month, on a pro-rata basis since premium listing or UK Nationality allocation date if non-UK incorporated.

Index Calculation

The UKX is calculated as the summation of the free float adjusted market values (or capitalizations) of all companies within the UKX divided by the divisor.  On the base date, the divisor was calculated as the sum of the market capitalizations of the UKX constituents divided by the initial index value of 1,000. The divisor is subsequently adjusted for any capital changes in the UKX constituents. In order to prevent discontinuities in the UKX in the event of a corporate action or change in constituents it is necessary to make an adjustment to the prices used to calculate the UKX to ensure that the change in the UKX between two consecutive dates reflects only market movements rather than including changes due to the impact of corporate actions or constituent changes. This ensures that the index values remain comparable over time and that changes in the level of the UKX properly reflect the change in value of a portfolio of UKX constituents with weights the same as in the UKX.  The adjustment used by FTSE Russell is based on the Paasche formula (also known as the current-weighted formula) which adjusts the divisor for the UKX for the day before a corporate action and calculates the change from that adjusted index to the index for the following day in which the corporate action occurs.

The UKX is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Tuesday before the first Friday of the review month.  Securities eligible for inclusion in the UKX will comprise the Monitored List.  At the periodic review, all securities including in the Monitored List will be ranked by full market capitalization (i.e., before the application of investability weightings) from largest to smallest.  A security will be inserted if it rises to 90th or above on the Monitored List, and a security will be deleted if it falls to 111th or below on the Monitored List.  Where a greater number of companies qualify to be inserted in the UKX than those qualifying to be deleted, the lowest ranking constituents presently included in the UKX will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the UKX will be inserted to match the number of companies being deleted at the periodic review.

FTSE will be responsible for publishing the Reserve List, the six highest ranking non-constituents of the UKX, at the time of the periodic review. The Reserve List will be used in the event that one or more constituents are deleted from the UKX during the period up to the next quarterly review. The reserve company will be determined by re-ranking the Reserve List using prices two days prior to the deletion of a constituent.

Capped Leveraged Index Return Notes®	TS-18

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

A new security (IPO) will be added to the UKX outside a quarterly review if it satisfies the eligibility criteria and the screens other than the liquidity screen and its full market capitalization (i.e. before the application of any investability weighting) using the closing price on the first day of trading is greater than 1% or more of the full capitalization of the FSTE All-Share Index (before the application of individual constituent investability weightings). The security which is the lowest ranking constituent of the UKX will be selected for removal.

The following graph shows the daily historical performance of the UKX in the period from January 1, 2010 through February 3, 2020. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 3, 2020, the closing level of the UKX was 7,326.31.

Historical Performance of the FTSE® 100 Index

This historical data on the UKX is not necessarily indicative of the future performance of the UKX or what the value of the notes may be. Any historical upward or downward trend in the level of the UKX during any period set forth above is not an indication that the level of the UKX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the UKX.

License Agreement

We have entered into a non-exclusive license agreement with FTSE, whereby we, in exchange for a fee, will be permitted to use the UKX, which is owned and published by FTSE, in connection with certain products, including the notes.

Neither FTSE nor the LSE makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in structured products generally or in the notes particularly, or the ability of the UKX to track general stock market performance. FTSE and the LSE’s only relationship with the Issuer is the licensing of certain trademarks and trade names of FTSE, respectively, without regard to us or the notes. FTSE and the LSE have no obligation to take the needs of the Issuer or the holders of the notes into consideration in determining, composing or calculating the UKX. Neither FTSE nor the LSE is responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Neither FTSE nor the LSE has any obligation or liability in connection with the administration, marketing or trading of the notes.

The notes are not in any way sponsored, endorsed, sold or promoted by FTSE or the LSE, and neither FTSE nor the LSE makes any warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the UKX and/or the figure at which the said component stands at any particular time on any particular day or otherwise. The UKX is compiled and calculated by FTSE. However, neither FTSE nor the LSE shall be liable (whether in negligence or otherwise) to any person for any error in the UKX and neither FTSE nor the LSE shall be under any obligation to advise any person of any error therein.

“FTSE®,” “FTSETM,” “FT-SE®” and “Footsie®” are trademarks of the London Stock Exchange Group companies and are used by FTSE International Limited under license. “All-World,” “All-Share” and “All-Small” are trademarks of FTSE International Limited.

Capped Leveraged Index Return Notes®	TS-19

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

The Nikkei Stock Average Index

The Nikkei Stock Average Index (the “NKY”), also known as the Nikkei, the Nikkei Index, or the Nikkei 225, was developed by Nikkei and is calculated, maintained and published by Nikkei Digital Media, Inc. a wholly owned subsidiary of Nikkei. The NKY is reported by Bloomberg L.P. under the symbol “NKY.”

The NKY is a stock index that measures the composite price performance of certain Japanese stocks. The NKY currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. ETFs, REITs, preferred stocks, preferred securities and tracking stocks are excluded. All 225 components of the NKY are listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. The index rules require that the 75 most liquid issues (one-third of the components of the NKY) be included in the NKY. Nikkei first calculated and published the NKY in 1970; prior to 1970, the TSE calculated the NKY.

Index Composition and Maintenance

The NKY is reviewed annually at the beginning of October. Stocks with high market liquidity are added and those with low liquidity are deleted. At the same time, to take into account changes in industry structure, the index sponsor examines the balance of the sectors, in terms of the number of constituents. Liquidity of a stock is assessed by the two measures: “trading value” and “magnitude of price fluctuation by volume,” which is calculated as (High price/Low price) / Volume. Among stocks on the TSE First Section, the top 450 stocks in terms of liquidity are selected to form the “high liquidity group”. Those constituents not in the high liquidity group are deleted. Those non-constituent stocks which are in the top 75 of the high liquidity group are added. After the liquidity deletions and additions, constituents are deleted and added to balance the number of constituents among sectors, and to make the total number of the constituents equal 225.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. The six sector categories are divided into 36 industrial classifications as follows:

•                  Technology — Pharmaceuticals, Electric Machinery, Automobiles and Auto Parts, Precision Instruments, Communications;

•                  Financials — Banking, Other Financial Services, Securities, Insurance;

•                  Consumer Goods — Fishery, Foods, Retail, Services;

•                  Materials — Mining, Textiles and Apparel, Paper and Pulp, Chemicals, Petroleum, Rubber, Glass and Ceramics, Steel, Nonferrous Metals, Trading Companies;

•                  Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing, Real Estate; and

•                  Transportation and Utilities — Railway and Bus, Land Transport, Marine Transport, Air Transport, Warehousing, Electric Power, Gas.

Among the 450 “high liquidity” stocks, half of those that belong to any sector are designated as the “appropriate number of stocks” for that sector. The actual number of constituents in a sector is then compared with its “appropriate number,” and if the actual number is larger or smaller than the “appropriate number,” then components are deleted or added, as necessary. Stocks to be deleted are selected from stocks with lower liquidity and stocks to be added are selected from stocks with higher liquidity. Stocks selected according to the foregoing procedures are candidates for addition or deletion, as applicable, and the final determinations will be made by the index sponsor.

The NKY is also reviewed on an ongoing basis in response to extraordinary developments, such as bankruptcies or mergers. Any stock removed from the TSE First Section due to any of the following reasons will be removed from the NKY: (i) designated to be securities to be delisted or removed due to bankruptcy, including filing for Corporate Reorganization Act, Civil Rehabilitation Act, or liquidation; (ii) corporate restructuring such as merger, share exchange or share transfer; (iii) excess debt or other reasons; or (iv) transfer to the TSE Second Section. In addition, component stocks designated as “securities under supervision” become deletion candidates. However, the decision to delete such candidates will be made by examining the sustainability and the probability of delisting for each individual case. Upon deletion of a stock from the NKY, the index sponsor will generally select as a replacement the most liquid stock that is both in the “high liquidity group” and in the same sector as the deleted stock. When deletions are known in advance, replacements may be selected as part of the periodic review process or by using similar procedures.

Index Calculation

The NKY is a modified price-weighted index (i.e., a stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) where the sum of the constituent stock prices, adjusted by the presumed par value, is divided by a divisor.

The NKY is calculated by (i) converting the component stocks that do not have a par value of 50 yen to 50 yen par value; (ii) calculating the sum of the adjusted share prices of each component stock; and (iii) dividing such sum by a divisor. Most listed companies in Japan have a par value of 50 yen. All companies included in the NKY are given an equal weighting based on a par value of 50 yen. Stocks with irregular par values are modified to reflect a 50 yen par value. For example, a stock with a 500 yen par value will have its share price divided by 10 to give a 50 yen par value price. The level of the NKY is calculated every 5 seconds during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the component stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in

Capped Leveraged Index Return Notes®	TS-20

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any component stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable weight factor and divided by the new divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change. For the NKY, presumed par value may be changed for large scale splits and reverse splits. The divisor is not changed in these cases.

The following graph shows the daily historical performance of the NKY in the period from January 1, 2010 through February 3, 2020. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 3, 2020, the closing level of the NKY was 22,971.94.

Historical Performance of the Nikkei Stock Average Index

This historical data on the NKY is not necessarily indicative of the future performance of the NKY or what the value of the notes may be. Any historical upward or downward trend in the level of the NKY during any period set forth above is not an indication that the level of the NKY is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the NKY.

License Agreement

We will enter into an agreement with Nikkei providing us with a non-exclusive license with the right to use the NKY in exchange for a fee. The NKY is the intellectual property of Nikkei. “Nikkei,” “Nikkei 225,” “Nikkei Stock Average” and “Nikkei Average” are the service marks of Nikkei. Nikkei reserves all the rights, including copyright, to the NKY.

The notes are not in any way sponsored, endorsed or promoted by Nikkei. Nikkei does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure at which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by Nikkei. However, Nikkei shall not be liable to any person for any error in the NKY and Nikkei shall not be under any obligation to advise any person, including a purchaser or seller of the notes, of any error therein. Nikkei shall be entitled to change the details of the NKY and to suspend the announcement thereof. In addition, Nikkei gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

Capped Leveraged Index Return Notes®	TS-21

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

The Swiss Market Index®

The SMI was first launched with a base level of 1,500 as of June 30, 1988. It is calculated, published and maintained by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “SIX Exchange”) (collectively, the “index sponsor”). The SMI is reported by Bloomberg under the ticker symbol “SMI.”

The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Exchange. The Management Committee of SIX Exchange is supported by an Index Commission (advisory board) in all index-related matters, notably in connection with changes to the index rules and adjustments, additions and exclusions outside of the established review and acceptance period. The Index Commission meets at least twice annually.

Index Composition and Selection Criteria

The SMI is comprised of the 20 highest ranked stocks traded on the SIX Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies; however, in some cases, foreign issuers with a primary listing on the SIX Exchange or investment companies that do not hold any shares of any other eligible company and that have a primary listing on the SIX Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

•                  average free-float market capitalization over the last 12 months (compared to the capitalization of the Swiss Performance Index (“SPI”), which serves as a benchmark for the overall Swiss equity market and as the index universe for the index), and

•                  cumulative on order book turnover over the last 12 months (compared to the total turnover of the SPI).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the SMI.

The SMI is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading.

The reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists are also published following the end of the third, fourth and first financial quarters.

The 18 securities with the highest rank are selected for inclusion in the SMI. In order to reduce turnover, a buffer is applied for securities ranked 19 to 22. Out of the securities ranked 19 to 22 current components are selected with priority over the other securities. New components out of the buffer are selected until 20 components have been reached.

If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the SIX Exchange, it will not be included in the SMI unless it satisfies an additional liquidity criteria. For this purpose all the components of the SPI are ranked based on their cumulated on order book turnover over the past 12 months relative to the total turnover of the SPI. Such a security must rank at least 18 or better in terms of the cumulated on order book turnover over the past 12 months and if it ranks 23 or lower it will be automatically excluded from the SMI (i.e., without considering its free float).

Maintenance of the Index

Constituent Changes. In the case of major market changes as a result of capital events such as mergers or new listings, the Management Committee of SIX Exchange can decide at the request of the Index Commission that a security should be admitted to the SMI outside the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the SMI are no longer fulfilled. As a general rule, extraordinary acceptances into the SMI take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the fifth trading day prior to the end of November cannot be included until the following March). If a delisting has been confirmed, it will be removed from the SMI at the next upcoming ordinary quarterly adjustment date (March, June, September and December) with a notice period of at least five days. However, if the delisting would be effective before the ordinary index review, the security is excluded from the SMI on the effective date of the delisting. If a delisted company is removed before the ordinary index review, it will be replaced by the best ranked candidate on the selection list which is not yet part of the SMI in order to maintain 20 components.

Number of Shares and Free Float. The securities included in the SMI are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for purposes of index calculation.

Shares held deemed to be in firm hands are shareholdings that have been acquired by one person or a group of persons in companies and that reach or exceed the threshold of 5%. Shares of persons and groups of persons who are subject to a shareholder or lockup agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company, are also deemed to be in firm hands.

For the calculation of the number of shares in firm hands, the SIX Exchange may also use other sources than the reports submitted to it. In particular, the SIX Exchange may use data gained from issuer surveys that it conducts itself.

Capped Leveraged Index Return Notes®	TS-22

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating regardless whether a report has been made to the SIX Exchange. The SIX Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates and bonus certificates is taken into full account in calculating the SMI because it does not confer voting rights.

The number of securities in the SMI and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are pre-announced at least one month before the adjustment date, although the index sponsor reserves the right to take account of recent changes before the adjustment date in the actual adjustment, so the definite new securities are announced five trading days before the adjustment date.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the SMI, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively and is in conjunction with a corporate action.

Calculation of the Index

The index sponsor calculates the SMI using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Index =	Free Float Market Capitalization of the index Divisor

The “free float market capitalization of the index” is equal to the sum of the product of the last-paid price, the number of shares, the free-float factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any index component stock price is unavailable on any trading day, the index sponsor will use the last reported price for such component stock. Only prices from the SIX Exchange’s electronic order book are used in calculating the SMI.

Divisor Value and Adjustments

The divisor is a technical number used to calculate the SMI and is adjusted to reflect changes in market capitalization due to corporate events, and is adjusted by the index sponsor to reflect corporate events, as described in the index rules.

Capped Leveraged Index Return Notes®	TS-23

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

The following graph shows the daily historical performance of the SMI in the period from January 1, 2010 through February 3, 2020. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 3, 2020, the closing level of the SMI was 10,664.95.

Historical Performance of the Swiss Market Index®

This historical data on the SMI is not necessarily indicative of the future performance of the SMI or what the value of the notes may be. Any historical upward or downward trend in the level of the Swiss Market Index during any period set forth above is not an indication that the level of the SMI is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SMI.

License Agreement

We have entered into an agreement with SIX Exchange providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the SMI, which is owned and published by SIX Exchange, in connection with certain securities, including the notes.

SIX Exchange and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the SMI and the related trademarks for use in connection with the notes.

SIX Exchange and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the SMI or have any obligation to do so.

SIX Exchange and its Licensors will not have any liability in connection with the notes. Specifically, SIX Exchange and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the SMI and the data included in the SMI; the accuracy or completeness of the SMI and its data; and the merchantability and the fitness for a particular purpose or use of the SMI and its data. SIX Exchange and its Licensors will have no liability for any errors, omissions or interruptions in the SMI or its data. Under no circumstances will SIX Exchange or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if SIX Exchange or its Licensors knows that they might occur. The licensing agreement between us and SIX Exchange will be solely for our benefit and the benefit SIX Exchange and not for the benefit of the owners of the notes or any other third parties.

Capped Leveraged Index Return Notes®	TS-24

Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket, due February , 2024

The S&P®/ASX 200 Index

The AS51 is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization. The AS51 was first launched in 1979 by the Australian Securities Exchange (“ASX”) and was acquired and re-launched by its current index sponsor on April 3, 2000. The AS51 is sponsored, calculated, published and disseminated by SPDJI, a part of McGraw Hill Financial. The AS51 is reported by Bloomberg under the symbol “AS51.”

Index Composition

The AS51 weights companies according to the Global Industry Classification Standard (“GICS®”), which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions.

Standards for Listing and Maintenance

The S&P®/ASX Index Committee (for purposes of this section, the “Index Committee”) aims to design a highly liquid and tradable index whose total market capitalization is large enough to approximate the market segment it is capturing while keeping the number of stocks at a minimum. Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect the third Friday of March, June, September and December.

The criteria for index additions include, but are not limited to:

•                  Listing. Only securities listed on the ASX are considered for inclusion in the AS51;

•                  Market Capitalization. The market capitalization criterion for stock inclusion is based upon the daily average market capitalization of a security over the last six months. The stock price history (last six months), latest available shares on issue and the investable weight factor (“IWF”) are the relevant variables for the calculation. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities; and

•                  Liquidity. Only securities that are regularly traded are eligible for inclusion in the AS51. A stock’s liquidity is measured relative to its peers. Relative Liquidity is calculated as follows:

Relative Liquidity =	Stock Median Liquidity
Market Liquidity

Where:

o     Stock Median Liquidity is the median daily value traded for each stock divided by the average float/index weight-adjusted market capitalization for the previous six months; and

o     Market Liquidity is determined using the market capitalization weighted average of the stock median liquidities of the 500 companies in the All Ordinaries index, an index that includes nearly all ordinary shares listed on the ASX.

Stocks must have a minimum Relative Liquidity of 50% to be included in the AS51.

•                  Eligible Securities. Common and equity preferred stocks (which are not of a fixed income nature) are eligible for inclusion in the AS51. Hybrid stocks, such as convertible stock, bonds, warrants and preferred stock that provide a guaranteed fixed return, are not eligible. Listed investment companies that invest in a portfolio of securities are not eligible. Companies that are currently under consideration for merger or acquisition are not eligible.

Intra-Quarter Additions/Deletions. Between rebalancing dates, an addition to the AS51 is generally made only if a vacancy is created by an index deletion. Index additions are made according to market size and liquidity. An initial public offering (IPO) is added to the AS51 only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion. An index constituent that appears to violate criteria for addition to the AS51 will not be deleted unless ongoing conditions warrant an index change. Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the AS51 will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the AS51 at the cash offer price for cash-only offers. Otherwise, the best available price in the market is used.

Rebalancing. Rebalancing of the AS51 series occurs on a regular basis. Both market capitalization and liquidity are assessed using the previous six months’ worth of data to determine index eligibility. Shares and IWFs updates are also applied regularly. The reference date used for the six months’ worth of trading data is the last Friday of the month prior to the rebalancing.

The Index Committee may change the date of a given rebalancing for reasons including market holidays occurring on the scheduled rebalancing date. Any such change will be announced with proper advance notice where possible.

Buffers. In order to limit the level of index turnover, eligible securities will only be considered for index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy a buffer requirement in terms of the rank of the stock relative to the AS51. The following buffer aims to limit

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the level of index turnover that may take place at each quarterly rebalancing, maximizing the efficiency and limiting the cost associated with holding the index portfolio.

The Rank Buffer for addition to the AS51 is 179th or higher, and for deletion, 221st or lower.

This float-adjusted market capitalization rank buffer serves as the guideline used by the Index Committee to arrive at any potential constituent changes to the AS51. However, the Index Committee has complete discretion to by-pass these rules when circumstances warrant.

Frequency. The AS51 constituents are rebalanced quarterly to ensure adequate market capitalization and liquidity. Quarterly rebalancing changes take effect after the market close on the third Friday of March, June, September and December.

Share Updates. The share count for all index constituents are updated quarterly and are rounded to the nearest thousand (‘000). An update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares or $100 million Australian dollars. Intra quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

• Changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance;

• Rights issues, bonus issues and other major corporate actions;

• Dividend Reinvestment Plan share issuances of more than A$100 million in value; and

• Share issues resulting from index companies merging and major off-market buy-backs.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

Notification of intra quarter changes to the number of issued shares generally takes place three business days prior to the implementation date.

Index Calculation

The AS51 is calculated using a base-weighted aggregate methodology so that the level of the AS51 reflects the total market value of all the component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (IWF) adjustment. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

A stock’s weight in the AS51 is determined by the float-adjusted market capitalization of the stock. This is a function of current index shares, the latest available stock price and the Investable Weight Factor (IWF). The IWF represents the float-adjusted portion of a stock’s equity capital. Therefore any strategic holdings that are classified as either corporate, private or government holdings reduce the IWF which, in turn, results in a reduction in the float-adjusted market capital. Shares owned by founders, directors of the company, trusts, venture capitalists and other companies are also excluded. These are also deemed strategic holders and are considered long-term holders of a stock’s equity. Any strategic shareholdings that are greater than 5% of total issued shares are excluded from the relevant float.

On any given day, the index value is the quotient of the total available market capitalization of its constituents and its divisor. Continuity in the index value is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date. This includes additions and deletions to the AS51, rights issues, share buybacks and issuances, spin-offs, and adjustments in availability. The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the index. The divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. The divisor will be adjusted to account for new addition to or deletion from the AS51 and certain corporate actions, such as special cash dividend, certain stock dividend, rights offering, new share issuance, reduction of capital and merger.

Index Governance

The Index Committee monitors overall policy guidelines and methodologies, as well as additions and deletions from the AS51. SPDJI chairs the Index Committee, which is composed of voting members representing both SPDJI and the ASX.

Decisions made by the Index Committee include all matters relating to index construction and maintenance. The Index Committee meets regularly to review market developments and convenes as needed to address major corporate actions. It is the sole responsibility of the Index Committee to decide on all matters relating to methodology, maintenance, constituent selection and index procedures. The Index Committee makes decisions based on all publicly available information and discussions are kept confidential to avoid any unnecessary impact on market trading.

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The following graph shows the daily historical performance of the AS51 in the period from January 1, 2010 through February 3, 2020. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 3, 2020, the closing level of the AS51 was 6,923.253.

Historical Performance of the S&P®/ASX 200 Index

This historical data on the AS51 is not necessarily indicative of the future performance of the AS51 or what the value of the notes may be. Any historical upward or downward trend in the level of the AS51 during any period set forth above is not an indication that the level of the AS51 is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the AS51.

License Agreement

We and SPDJI have entered into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the AS51 in connection with the issuance of the notes.

The AS51 is a product of SPDJI, and has been licensed for use by us. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by us. The notes are not sponsored, endorsed, sold or promoted by SPDJI, Standard & Poor’s Financial Services LLC, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the AS51 to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the AS51 is the licensing of the AS51 and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The AS51 is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the AS51. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the AS51 will accurately track AS51 performance or provide positive investment returns. SPDJI is not an investment advisor. Inclusion of a security within an AS51 is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the AS51.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE AS51 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE AS51 OR WITH RESPECT TO ANY

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DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Hang Seng® Index

The HSI is calculated, maintained and published by Hang Seng Indexes Company Limited (“HSIL”), a wholly owned subsidiary of Hang Seng Bank, in concert with the HSI Advisory Committee and was first developed, calculated and published on November 24, 1969. The HSI is a free float-adjusted market capitalization weighted stock market index that is designed to reflect the performance of the Hong Kong stock market.

The number of constituents of HSI is fixed at 50. Stocks and real estate investment trusts with a primary listing on the main board of the Stock Exchange of Hong Kong (“SEHK”) are eligible as constituents of the HSI. Mainland China enterprises that have an H-share listing in Hong Kong will not be eligible for inclusion in the HSI unless the company has no unlisted share capital. In addition, to be eligible for selection, a company: (1) must be among those that constitute the top 90% of the total market value of all primary listed shares on the SEHK (the market value of a company refers to the average of its month-end market capitalizations for the past 12 months); (2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the SEHK in a sufficient number of measurement sub-periods (turnover is assessed over the last eight quarterly sub-periods: if a company was in the top 90% in any of the most recent four sub-periods, it receives two points; if it was in the top 90% in any of the latter four sub-periods, it receives one point. A company must attain a “score” of eight points to meet the turnover requirement); and (3) should normally have a listing history of 24 months (there are exceptions for companies that have shorter listing histories but large market values and/or high turnover scores). From the many eligible candidates, final selections are based on the following: (1) the market value and turnover rankings of the companies; (2) the representation of the sub-sectors within the HSI directly reflecting that of the market; and (3) the financial performance of the companies.

Index Calculation

The calculation methodology of the HSI is a free float-adjusted market capitalization weighting with a cap on individual stocks. Under this calculation methodology, shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) which control more than 5%, subject to exceptions, of shares are excluded for index calculation:

•                  Strategic holdings (governments and affiliated entities or any other entities which hold substantial shares in the company would be considered as non-free float unless otherwise proved);

•                  Directors’ and management holdings (directors, members of the board committee, principal officers or founding members);

•                  Corporate cross holdings (publicly traded companies or private firms / institutions); and

•                  Lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).

A free float-adjusted factor representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest 1% where the free float is below 10% and otherwise rounded up to the nearest 5% for the calculation of the HSI and is updated quarterly.

A cap of 10% on individual stock weightings is applied. A cap factor is calculated quarterly to coincide with the regular update of the free float-adjusted factor. Additional re-capping is performed upon constituent changes.

The formula for the index calculation is as follows:

Current Index =

where:

Pt : current price at day t;

Pt-1: closing price at day t-1;

IS: number of issued shares;

FAF: free-float-adjusted factor, which is between 0 and 1; and

CF: capping factor, which is between 0 and 1.

Index Maintenance

HSIL undertakes regular quarterly reviews of HSI constituents with data cut-off dates of end of March, June, September and December each year. A quarterly review is normally completed within eight weeks after the end of each calendar quarter. In each review, there may or may not be constituent additions or deletions. Effective dates of constituent changes will be the next trading day after the first Friday of March, June, September and December. If that Friday falls on a public holiday, it will be postponed to the next Friday, subject

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to the final decision made by HSIL. Under normal circumstances, five trading days’ notice will be given for any constituent changes before the effective dates.

The following graph shows the daily historical performance of the HSI in the period from January 1, 2010 through February 3, 2020. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 3, 2020, the closing level of the HSI was 26,356.98.

Historical Performance of the Hang Seng® Index

This historical data on the HSI is not necessarily indicative of the future performance of the HSI or what the value of the notes may be. Any historical upward or downward trend in the level of the HSI during any period set forth above is not an indication that the level of the HSI is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the HSI.

License Agreement

We have entered into an agreement with HSI providing us and certain of our affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the HSI, which is owned and published by HSI, in connection with certain securities, including the notes.

THE HSI IS PUBLISHED AND COMPILED BY HSI SERVICES LIMITED PURSUANT TO A LICENSE FROM HANG SENG®  DATA SERVICES LIMITED. THE MARK AND NAME OF THE HANG SENG® INDEX ARE PROPRIETARY TO HANG SENG® DATA SERVICES LIMITED. HSI SERVICES LIMITED AND HANG SENG® DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HANG SENG® INDEX BY THE ISSUER IN CONNECTION WITH THE NOTES, BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG® DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES, OR ANY OTHER PERSON, (i) THE ACCURACY OR COMPLETENESS OF THE HSI AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HSI OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HANG SENG® INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HSI IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE HANG SENG® INDEX AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HSI SERVICES LIMITED WITHOUT NOTICE.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG® DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HSI BY THE ISSUER IN CONNECTION WITH THE NOTES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE HSI; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSI WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE NOTES, OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG® DATA SERVICES LIMITED IN CONNECTION WITH THE NOTES IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HSI SERVICES LIMITED AND HANG SENG® DATA SERVICES

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LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI- CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HSI SERVICES LIMITED AND/OR HANG SENG® DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS , BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will in turn purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding CIBC or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•                                          the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•                                          a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•                                          a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

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Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked notes is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This difference is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount . In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to LIRNs” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-15 of product supplement EQUITY INDICES LIRN-1.

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Summary of Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and the regulations thereto and at all relevant times:  (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”).  A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis.  Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income consequences relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “U.S. Federal Income Tax Summary” beginning on page PS-26 of product supplement EQUITY INDICES LIRN-1, which you should carefully review prior to investing in the notes.

The U.S. federal income tax consequences of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If your notes are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

The characterization described above is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying product supplement. For a more detailed discussion of certain alternative characterizations with respect to your notes and certain other considerations with respect to your investment in the notes, you should consider the discussion set forth in “U.S. Federal Income Tax Summary” of the product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

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Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we  have filed with the SEC, for more complete information about us  and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

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